UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 5, 2026

Faraday Future Intelligent Electric Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39395	84-4720320
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1990 E. Grand Avenue
El Segundo, CA	90245
(Address of principal executive offices)	(Zip Code)

(424) 276-7616

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FFAI	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $110,400.00 per share	FFAIW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed by Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Company”) in its Current Report on Form 8 K filed with the Securities and Exchange Commission (the “SEC”) on April 17, 2026, Matthias Aydt resigned from the Board of Directors of the Company (the “Board”) effective April 14, 2026, and at that time informed the Board of his intention to resign as Co Global Chief Executive Officer at such time as the Board deemed appropriate. On May 5, 2026, the Board accepted Mr. Aydt’s resignation from his position as Co Global Chief Executive Officer, effective as of that date. Mr. Aydt remains employed by the Company as an advisor during an interim period and may further serve the Company in a different capacity to be determined between the Company and Mr. Aydt. There were no disagreements between the Company and Mr. Aydt that led to his decision to resign. Following Mr. Aydt’s resignation as Co Global Chief Executive Officer, the Board acknowledged and appointed Yueting Jia as the Company’s sole Chief Executive Officer.

Furthermore, on May 5, 2026, the Board promoted Jiawei Wang, previously the Company’s Global President, to the position of Global Executive Chairman. In this new role, Mr. Wang will assume certain responsibilities previously held by Mr. Aydt, including oversight of the Company’s finance, legal, and related governance and risk management functions, while coordinating closely with Mr. Jia.

Separately, on May 5, 2026, upon the recommendation of the Board’s Compensation Committee, the Board approved the following changes to the compensatory arrangements for each of Mr. Jia and Mr. Wang, effective immediately:

With respect to Mr. Jia:

●	A retention bonus of $800,000 the (“Retention Bonus”), subject to the satisfaction of certain conditions, including a prorated claw back right if Mr. Jia fails to remain employed with the Company for at least forty-eight months beginning on May 5, 2026. The Retention Bonus shall be payable in two equal installments on (i) May 15, 2026 and (ii) May 15, 2027.

●	An annual grant of time-based restricted stock units (“RSUs”) having a grant date fair value equal to $5.94 million, vesting in four equal annual installments beginning on May 5, 2027, subject to Mr. Jia’s continued employment with the Company on each such vesting date.

●	An annual grant of performance-based restricted stock units (“PSUs”) having a target grant date fair value equal to $5.94 million, vesting in equal installments on each of the first three anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to Mr. Jia’s continued employment with the Company on each such vesting date.

●	A monthly housing allowance of $8,000 (net of any taxes payable).

With respect to Mr. Wang:

●	An annual base salary of $600,000 per year.

●	An annual cash bonus target of $400,000, subject to the achievement of certain performance objectives established by the Board.

●	A promotion bonus of $200,000 the (“Promotion Bonus”), subject to the satisfaction of certain conditions, including a prorated claw back right if Mr. Wang fails to remain employed with the Company for at least forty-eight months beginning on May 5, 2026. The Promotion Bonus shall be payable in two equal installments on (i) May 15, 2026 and (ii) May 15, 2027.

●	An annual grant of time-based RSUs having a grant date fair value equal to $1.5 million, vesting in four equal annual installments beginning on May 5, 2027, subject to Mr. Wang’s continued employment with the Company on each such vesting date.

●	An annual grant of PSUs having a target grant date fair value equal to $1.5 million, vesting in equal installments on each of the first three anniversaries of the achievement of one or more applicable performance metrics to be approved by the Board, subject to Mr. Wang’s continued employment with the Company on each such vesting date.

●	A monthly housing allowance of $6,000 (net of any taxes payable).

Each of Mr. Jia and Mr. Wang will continue to defer a portion of his annual base salary until May 31, 2026, as previously described by the Company in its Current Report on Form 8-K filed with the SEC on March 18, 2026

Except as described above, all other material terms of the compensation of each of Mr. Jia and Mr. Wang remain as previously disclosed by the Company with the SEC.

Additionally, on May 5, 2026, the Board appointed Chad Chen, currently a member of the Board and each of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the Board, as the Lead Independent Director of the Company.

On May 10, 2026, the Company issued a press release with respect to foregoing. A copy of such press release is furnished hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated May 10, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

Date: May 11, 2026	By:	/s/ Koti Meka
	Name:	Koti Meka
	Title:	Chief Financial Officer

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